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                                                                    EXHIBIT 10.9

                              EMPLOYMENT CONTRACT

This is a contract between SABAN ENTERTAINMENT, INC. ("we", "us", and "our"), and MARK ITTNER ("you" and "your"). You and we have entered into this contract as of April 1, 1997.

This contract supercedes and replaces all other prior oral and written employment agreements between you and us, including that fully-executed Employment Contract entered into as of March 13, 1997, excepting only the Mutual Agreement to Arbitrate between you and us, which will remain in full force and effect.

We agree to continue to employ you, and you accept such continued employment with us, on the following terms and conditions:

1. EMPLOYMENT PERIOD. Your employment pursuant to the terms of this contract will begin on April 1, 1997, and will continue for a period of three (3) years through March 31, 2000 ("Term"). The actual period of time that you remain in our employ pursuant to this contract is the "Employment Period". Your continued employment with us, if you remain in our employ after expiration of the Term will be on an "at-will" basis and will otherwise be in accordance with the provisions of our then-existing policies applicable to other comparable executives we employ on an at-will basis.

2.  TITLE; DUTIES; RESPONSIBILITIES; REPORTING

    a. TITLE. We are employing you, and you agree to serve, as Senior Vice President of Finance, or in any other similar capacity or capacities that we designate during the Employment Period.

    b. DUTIES. Your duties will be those customarily performed by others similarly employed in the entertainment industry. We may modify, add to, or subtract from your duties at any time, subject only to the terms of this contract. You agree to make business trips at our request both within and outside the United States.

    c. FULL TIME EMPLOYMENT. Your employment with us is full time and, therefore, during the Employment Period you will not engage in any other business or employment.

    d. RESPONSIBILITIES. You will always use your best efforts to further our business objectives and protect our business interests. You will follow our policies, orders, and directives. As with all companies, we reserve the right to change our policies from time to time to reflect different business, financial, and legal conditions.

    e. APPOINTMENT AS DIRECTOR OR OFFICER. If you are elected a member of the Board of Directors or appointed as a corporate officer or Saban Entertainment, Inc., our parent, or any of our affiliates, you agree to serve in such capacity or capacities without additional compensation.

    f. REPORTING. You will report to the person or persons we designate from time to time. Only our Chief Executive Officer or Chief Operating Officer may designate the person or persons to whom you report.

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3.  SALARY AND OTHER COMPENSATION

    a.  SALARY

        (1) During the first year of the Term, we will pay you a gross annual salary of $215,000.

        (2) During the second year of the Term, we will pay you a gross annual salary of $225,000.

        (3) During the third year of the Term we will pay you a gross annual salary of $235,000.

        (4) Your salary (i) will be paid in equal, pro-rated installments every other week on our regular company-wide payday, (ii) will be subject to all withholdings and deductions, such as social security, Medicare, and state disability insurance, that are required by law or which you ask us to make, and (iii) is exclusive of employment benefits and discretionary bonuses, if any.

    b. BENEFIT PLANS. You will be entitled to participate in all employee benefit plans we offer to comparable executives that we employ. These benefits will be available in accordance with our customary policies and are subject to change at any time in our sole discretion. To the extent that we or our parent establish any stock option plan which covers our executives generally, you will be entitled to participate in such plan pursuant to the terms thereof. You will be entitled to reasonable periods of paid vacation during the Employment Period, the length and timing of which will be subject to your direct supervisor's prior written approval in each instance.

4. EXPENSES; TRAVEL. We will reimburse you for travel and other out-of-pocket expenses that you reasonably or necessarily incur during the Employment Period to perform your duties hereunder, in accordance with our Travel and Entertainment Expense Policy.

5.  TERMINATION

    a. TERMINATION FOR CAUSE. We expect all of our employees to be honest and conduct their personal and professional affairs lawfully. Therefore, we may terminate the Employment Period at any time, effectively immediately upon notice to you, if you:

        (1) are convicted of, plead guilty to, or enter a "no plea" (nolo contendere) to any felony;

        (2) embezzle funds or assets from us or any of our subsidiaries, affiliates, or related companies;

        (3) become physically or mentally disabled and have used all disability benefits available to you pursuant to state and federal family and medical leave laws and are either unable to reasonably and effectively carry out your duties (i) with reasonable accommodations that we provide, or (ii) because the accommodations we would have to provide would cause us undue hardship; or,

        (4) fail or refuse to perform your reasonable and customary duties hereunder, fail


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        to comply with any lawful order or directive of your superiors, or violate any of our policies (such as our non-harassment policy and Conflict of Interest Statement) which if violated would expose us to civil and/or criminal liability; or,

        (5) materially breach any of the promises, covenants, obligations, representations, or warranties made by or imposed you upon as set forth in this Agreement.

    b. TERMINATION UPON DEATH. The Employment Period will terminate automatically upon your death, and we will pay your estate all earned and accrued but previously unpaid salary through the date of termination of the Employment Period.

6. YOUR REPRESENTATIONS AND WARRANTIES. You represent and warrant to us as follows:

    a. AUTHORITY. You have the right, power, and authority to enter into and perform this contract. You are under no legal or other disability which would make this contract void or voidable.

    b. NO PENDING LITIGATION. You are not presently being sued, nor has any judgment been entered against you, nor have you received any threats of any lawsuits against you which would materially and adversely affect your ability to perform your duties pursuant to this contract.

    c. NO PROMISES NOT CONTAINED IN THIS CONTRACT. No person acting or purporting to act on our behalf has made any promise to you that is not contained in this contract nor induced you to enter into this contract by making any promise to you that is not contained in this contract.

    d. BINDING CONTRACT. You have personally read, understood, agreed to, and signed, and delivered to us this contract. You are not breaching any other agreement to which you a party by signing and delivering to us this contract. No other contract to which you are a party is inconsistent with the terms of this agreement.

    e. INDEPENDENT COUNSEL. You have had an opportunity to consult with legal counsel with respect to the negotiations, drafting, and execution of this contract. You acknowledge that you have had ample opportunity to have this contract reviewed by legal counsel of your choice, that you fully understand the legal significance of your representation that you have had the opportunity to consult with legal counsel.

7. NON-COMPETITION. Because your employment is full time, you agree that you will not at any time during the Employment Period engage or participate, directly or indirectly, in any business, or organize any business or venture, which is competitive with or substantially similar to the business of Saban Entertainment, Inc., or any of its subsidiary or affiliated companies, by becoming an owner, officer, director, shareholder, partner, associate, employer, or agent with respect to any such business or venture. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.


8. CONFIDENTIALITY. You acknowledge that our business arrangements, methods, and procedures, projects in development or production, and other information about us are

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not generally known to the public. You agree that you will not at any time during the Employment Period and for five (5) years thereafter, disclose to any third party or use for any purpose outside the scope of your employment hereunder any information which you obtain as a result of your status as our employee, unless (i) authorized to make such disclosure or use by an authorized corporate officer of Saban Entertainment, Inc., (ii) we have publicly disclosed the information, or (iii) the information is generally known by the public through sources other than you. At the termination of the Employment Period or whenever demanded by a corporate officer of Saban Entertainment, Inc., you will return all information (in whatever form, including without limitation documents, sound and audiovisual recordings, and computer diskettes) belonging to us or containing information, belonging to us, and you will not retain any copies of such information.

9. NO SOLICITATION OF OUR EMPLOYEES. You will not at any time during the Employment Period and for one (1) year thereafter, yourself or through any intermediary or third party, solicit or induce, or attempt to solicit or induce, any of our employees to leave our employ or render services to any third party.

10. INJUNCTIVE RELIEF. You acknowledge that your breach or threatened breach of any of the provisions set forth in paragraphs 7, 8, and 9 hereof will cause substantial and irreparable damage to us and that the amount and character of such damage will be difficult to ascertain. Therefore, to prevent any such breach or threatened breach, and in addition to any other remedies to which we would be entitled at law or in equity, you agree that we will be entitled to immediate, temporary, preliminary, and permanent injunctive relief through appropriate legal actions in any court with jurisdiction, without proof of actual damages that we have incurred or may incur. You expressly agree that we will not be required to post any bond or other security as a condition to obtaining any injunctive relief pursuant to this paragraph 10 and you expressly waive any right to the contrary.

11. EMPLOYEE HANDBOOK AND POLICIES. You acknowledge receipt of our employee handbook ("Handbook") and that your employment is conditioned on your review and adherence to the policies and requirements set forth in the Handbook. If there is a conflict between a term set forth in this contract and a provision of the Handbook, this contract will control. We may change any of our policies at any time, in our sole discretion, by giving you written notice thereof.

12. NOTICES. Notices that we give to you hereunder, and notices that you give to us hereunder, will be given at the addresses set forth below. You and we each may change your and our respective address for purposes of notice by giving notice thereof.

     a.  ADDRESS FOR NOTICE TO YOU





     b.  ADDRESS FOR NOTICE TO US

         Saban Entertainment, Inc.
         Saban Plaza
         10960 Wilshire Boulevard
         Los Angeles, CA 90024
         Telephone: (310) 235-5100; facsimile: (310) 235-5195
         Attention: General Counsel

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A notice is deemed given hereunder when (i) personally given to the intended recipient, (ii) if mailed, 48 hours after deposit with the U.S. Postal Service, postage prepaid, from within the metropolitan Los Angeles area, (iii) if mailed, 72 hours after deposit with the U.S. Postal Service, by certified mail, postage prepaid, from outside the metropolitan Los Angeles area but within the United States, (iv) if mailed, when received by the intended recipient if sent from outside the United States, and (v) if sent by facsimile, one business day after the recipient's receipt of a clearly readable transmission.

13. RELATIONSHIP OF PARTIES; RESULTS AND PROCEEDS; NAME AND LIKENESS. You acknowledge that the relationship between you and us is exclusively that of employer and employee and that our obligations to your are exclusively contractual in nature. We will be the sole owner of all the results and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions, and other intellectual properties which you may create within the scope of your employment hereunder, free and dear of any claims by you (or anyone claiming under you) or any kind or character whatsoever (other than your right to your salary hereunder). We will have the right to use your name, biography, and likeness in connection with our business, including advertising our products and services, and may grant this right to others, but not for use as a direct endorsement.

14. AMENDMENT; WAIVER. This contract may be amended, supplemented, modified, or rescinded only through an express written instrument signed both by you and by our Chief Operating Officer, Chief Executive Officer, or General Counsel. You and we each may specifically and expressly waive in writing any portion of this contract or any breach hereof, but no such waiver will be a further or continuing waiver of any proceeding or succeeding breach of the same or any other provision. You may not assign any obligation or right hereunder. The consent by either you or us to any act for which such consent was required will not be deemed to imply consent, or a waiver of the necessity of obtaining such consent, for the same or similar acts in the future.

15. SEVERABILITY. Each provision of this contract is intended to be severable and if any term or provision hereof is determined invalid or unenforceable for any reason, such unenforceability or invalidity will not effect the enforceability or validity of the remainder of this contract.

16. COUNTERPARTS. This contract may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

17. INTERPRETATION. The language and all parts of this contract will in all cases be construed simply according to its fair meaning and not strictly for or against any party. Wherever the context requires, all words used in the singular will be construed to have been used in the plural and vice versa, and each gender will include the other gender. The captions of the sections of this

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contract are for convenience only and will not effect the construction or interpretation of any of the provisions herein. This contract will be governed by the laws of the State of California applicable to agreements executed and fully performed in California, regardless of where actually executed or performed.

18. ENTIRE AGREEMENT. This Agreement contains the entire and complete understanding between the parties concerning this subject matter and all representations, agreements, arrangements or understandings between or among the parties, whether oral or written have been fully and completely merged herein and are superseded hereby.

19. SUCCESSORS. This contract will be binding upon and inure to the benefit of both you and us and your and our respective heirs, legacies, legal representatives, personal representatives, successors, and permitted assigns.

IN WITNESS HEREOF, you and we have entered into this contract as of the date set forth above.


                                    SABAN ENTERTAINMENT, INC.



/s/ Mark Ittner                     By  /s/ Mel Woods
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MARK ITTNER                           Its


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